Exhibit 99.1

NEWS RELEASE for August 19, 2004

Contact:	Allen & Caron Inc.
	Michael Lucarelli (investors)	Len Hall (media)
	212-691-8087	949-474-4300
	m.lucarelli@allencaron.com	len@allencaron.com

DIGITAL ANGEL CORPORATION SIGNS DISTRIBUTION AGREEMENT WITH SCHERING-PLOUGH ANIMAL HEALTH CORPORATION

FOR DIGITAL ANGEL’S RFID IMPLANTABLE (“HOMEAGAIN®” BRAND) MICROCHIPS

SO. ST. PAUL, MN (August 19, 2004) … Digital Angel Corporation (Amex:DOC) announced today that it has signed a 10-year exclusive product supply and distribution agreement with Schering-Plough Animal Health Corporation, a wholly-owned subsidiary of Schering-Plough Corporation (NYSE: SGP). The new agreement allows Schering-Plough Animal Health to continue to be the exclusive distributor of Digital Angel electronic identification products (microchips and scanners) for companion animals throughout the United States.

The agreement calls for annual purchases to increase at least 20% per year for 2005 and 2006. The volume increase combined with other unspecified revenue enhancements are expected to yield significant revenue increases for 2005 and 2006.  Schering-Plough Animal Health currently markets the complete Digital Angel Electronic pet identification system under the brand name HomeAgain® and approximately 6,000 pets are recovered through the system in the U.S. every month.

The agreement with Schering-Plough Animal Health extends the companies’ existing relationship and adds new incentives and financial considerations for this growing market. For the past two years, HomeAgain® sales have been growing at a rate of more than 30 per cent per year. “Together, our two companies, along with a few other pioneers, built the national pet identification market, which didn’t even exist 10 years ago, and built the HomeAgain brand into a leader recognized by veterinarians, shelters and pet owners across the country,” said Kevin McGrath, CEO of Digital Angel Corporation. “Now, with demand at an all-time high, it is time for us to take this market to the next level. We are committed to leveraging the consumer awareness we already enjoy. The combination of the innovators at Digital Angel and Schering-Plough’s national marketing and distribution strength will tap into that tremendous potential for growth. We look forward to another 10 years of working with Schering-Plough to increase the pet health and safety of all companion animals.”

Digital Angel has been developing and manufacturing a series of RFID (radio frequency identification) products for pets including microchips, readers and non-surgical injection systems for 15 years. The HomeAgain pet identification system involves the insertion of a microchip with identifying information in the animal allowing electronic readers at animal shelters, veterinary clinics and other locations throughout the country to determine the animal’s owner and other information.

The pet identification program includes a national database that holds the identification details and can be accessed through the HomeAgain system. Approximately 2.5 million pets in the United States have already been enrolled in the database, a number that continues to grow each month.

“Our new contract with Schering-Plough Animal Health is a testament to the successful relationship the two companies have enjoyed,” noted Mr. McGrath. “Moreover, this new contract will not only bring new revenue to Digital Angel, but also serve as a platform for the development of a series of new products and services that can revolutionize the industry, gaining additional presence in the very large and rapidly expanding pet health product market in the United States.” (100 million dogs and cats)

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, fish and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital (Nasdaq:ADSX). For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that recent changes in the Company’s senior management could have an adverse effect on the Company’s financial results that the Company’s stockholders will experience dilution if certain debt owned by the Company is converted into common stock; the risk of foreclosure on substantially all of the Company’s assets; that the Company’s majority stockholder, Applied Digital Solutions, Inc. is able to completely control the board of directors and may support actions that conflict with the interests of other stockholders; that the Company’s earnings will decline if it writes off additional goodwill and other intangible assets; that exercises of the Company’s options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock, the Company’s inability to generate income, the Company’s ability to maintain patent and trade secret protection, domestic and foreign government regulation, the Company’s sales to government contractors of animal identification products, dependence on a single production arrangement for its patented syringe-injectable microchips, dependence on principal customers, competition in the visual and electronic identification markets, foreign currency rate fluctuation, dependence on a small team of senior management and the Company’s ability to develop, integrate, miniaturize and market the Digital Angel(TM) technology.  A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2003.  Investors and stockholders are urged to read this document carefully.  The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections.  The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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